WS5171D




                            THE 59 WALL STREET TRUST
                            ADMINISTRATION AGREEMENT


         ADMINISTRATION AGREEMENT, dated November 1, 1993 and amended and restated as of January 1, 2001, between THE 59 WALL STREET TRUST, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), on behalf of each of its series and classes of shares of beneficial interest (referred to herein individually as a "Fund"), and Brown Brothers Harriman Trust Company, LLC (the "Administrator").

                              W I T N E S S E T H:

         WHEREAS, the Trust is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust has been organized for the purpose of investing its funds in securities and has retained an investment adviser on behalf of each Fund for this purpose and desires to avail itself of the facilities available to the Administrator with respect to the administration of the day to day affairs of the Trust and each Fund, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the parties agree as follows:

         Section 1. The Trust hereby appoints the Administrator to administer all aspects of the operations of the Trust and each Fund (except those subject to the supervision of a Fund's investment adviser), subject to the overall supervision of the Trustees of the Trust for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

         Section 2. Subject to the supervision of the Trustees of the Trust, the Administrator shall administer all aspects of the operations of the Trust and each Fund (except those subject to the supervision of a Fund's investment adviser) and, in connection therewith, shall (i) furnish the Trust with adequate office facilities, utilities, office equipment and related services; (ii) be responsible for the financial and accounting records required to be maintained for each Fund (including those being maintained by each Fund's custodian) other than those being maintained by each Fund's investment adviser; (iii) furnish the Trust and each Fund with ordinary clerical, bookkeeping and recordkeeping services at such office facilities; (iv) arrange, but not pay for, the preparation for each Fund of all required tax returns and reports to its shareholders and the Securities and Exchange Commission and the periodic updating of its prospectus; and (v) oversee the performance of administrative and professional services to the Trust and each Fund by others, including each Fund's custodian, transfer agent and shareholder servicing agent.

         In connection with the services rendered by the Administrator under this Agreement, the Administrator assumes and will pay all expenses incurred by the Administrator or by the Trust or a Fund in connection with administering the ordinary course of business of the Trust or a Fund, other than those assumed by the Trust herein.

The Trust assumes and will pay the expenses described below:

         (a) the fees and expenses of any investment adviser or expenses otherwise incurred for a Fund in connection with the management of the investment and reinvestment of its assets,

         (b) the fees and expenses of Trustees of the Trust who are not affiliated persons of the Administrator, or of any entity with whom the Administrator has subcontracted its performance under this Agreement (the "Subadministrator") or any investment adviser of a Fund or of an investment company in which a Fund invests its investable assets,

         (c) the fees and expenses of a Fund's custodian which relate to (i) the custodial function and the recordkeeping connected therewith, (ii) the maintenance of the required accounting records of the Fund not being maintained by the Administrator or the Subadministrator, (iii) the pricing of the shares of the Fund, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Trustees of the Trust, and (iv) the cashiering function in connection with the issuance and redemption of the Fund's securities,

         (d) the fees and expenses of a Fund's transfer agent and shareholder servicing agent, which relate to the maintenance of each shareholder account and the fees and expenses of any eligible institution,

         (e)  the  charges  and  expenses  of  legal  counsel  and   independent
accountants for the Trust and a Fund,

         (f) brokers' commissions and any issue or transfer taxes chargeable to a Fund in connection with its securities transactions,

         (g) all taxes and corporate fees payable by the Trust or a Fund to federal, state or other governmental agencies,

         (h) the fees of any trade association of which the Trust may be a member,

         (i) the cost of certificates, if any, representing shares of a Fund,

         (j) the fees and expenses involved in registering and maintaining registrations of the Trust and of Fund shares with the Securities and Exchange Commission, registering the Trust as a broker or dealer and qualifying Fund shares under state securities laws, including the preparation and printing of the Trust's registration statements and Fund prospectuses for filing under federal and state securities laws for such purposes,

         (k) the cost of any liability insurance or fidelity bonds,

         (l) allocable communications expenses with respect to investor services and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports and prospectuses to Fund shareholders in the amount necessary for distribution to shareholders, and

         (m) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of business of the Trust or a Fund. General expenses of the Trust shall be allocated among the series and classes, as the case may be, on the basis of relative net assets and direct expenses shall be charged directly to the respective series and classes, as the case may be.

         Section 3. As full compensation for the services performed and the facilities furnished by the Administrator, the Administrator shall receive a fee from each Fund as identified in Appendix A hereto. Such fees are computed daily and paid monthly at an annual rate of a percentage of the average daily net assets of each Fund. As of the date (indicated in Appendix A) when substantially all the investable assets of a Fund are invested in a corresponding open-end management investment company in a two-tiered mutual fund structure, the fee payable to the Administrator from that Fund may be reduced by 0.025% of the average daily net assets of that Fund and shall be as identified in Appendix A.

         Section 4. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of a Fund's assets.

         Section 5. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates, except a loss resulting from wilful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         Section 6. The Administrator may subcontract for the performance of its obligations hereunder with any one or more persons; provided, however, that the Administrator shall not enter into any such subcontract unless the Trustees of the Trust shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted; and provided, further, that unless the Trust otherwise expressly agrees in writing, the Administrator shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions. If permitted by the subadministration agreement between the Administrator and the Subadministrator, the Subadministrator may authorize and permit any of its directors, officers and employees who may be elected as officers of the Trust to serve in the capacities in which they are elected and the Subadministrator will pay the salaries of all personnel of the Trust who are affiliated with the Subadministrator.

         Section 7. This Agreement shall become effective with respect to each Fund on the date determined by mutual agreement of the parties. This Agreement shall continue in effect with respect to each Fund for two years from the date of its effectiveness and thereafter, but only so long as its continuance is specifically approved at least annually in the same manner as an investment advisory contract under the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Trustees of the Trust or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, upon not less than 60 days' written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, upon not less than 90 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

         Section 8. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Administrator who may also be an officer or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         Section 9. During the term of this Agreement, the Trust agrees to furnish the Administrator at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of a Fund or the public, which refer in any way to the Administrator, prior to use thereof and not to use such material if the Administrator reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Trust will continue to furnish to the Administrator copies of any of the above-mentioned materials which refer in any way to the Administrator. The Trust shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Trust and each Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

         Section 10. This Agreement may be amended only by mutual written consent.

         Section 11. The Trustees have authorized the execution of this Agreement in their capacity as Trustees and not individually and the Administrator agrees that neither Fund shareholders nor the Trustees nor any officer, employee, representative or agent of the Trust shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust, that neither Fund shareholders nor the Trustees, officers, employees, representatives or agents of the Trust shall be personally liable hereunder, and that the Administrator shall look solely to the property of the Trust and each Fund for the satisfaction of any claim hereunder.

         Section 12. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 59 Wall Street, New York, New York, 10005, Attention: Managing Director; or (2) to the Trust at The 59 Wall Street Trust, 21 Milk Street, Boston, Massachusetts 02109,
Attention: Secretary.


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         Section 13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

                                    THE 59 WALL STREET TRUST


                                    By /s/PHILIP W. COOLIDGE
                                       Philip W. Coolidge



                                    BROWN BROTHERS HARRIMAN TRUST COMPANY, LLC


                                    By /s/JOHN F. KING
                                       John F. King

                                                     APPENDIX A

                                    Annual Fee                 Annual Fee
                                   prior to con-              after to con-
                                   version to a               version to a
                                   Two-Tiered                 Two-Tiered
                                    Mutual Fund                Mutual Fund
NAME OF FUND                        Structure                 Structure

The 59 Wall Street
Money Market Fund                   0.10%                     0.095% 2

The 59 Wall Street
U.S. Treasury
Money Fund                          0.10%                      0.075%

The 59 Wall Street
Tax Free
Short/Intermediate
Fixed Income Fund                   0.15%                     0.125%

The 59 Wall Street
Tax Exempt Money Fund1              0.10%                     0.075%


















1Added February 9, 1999
2 Amended May 9, 2000

For informational purposes only:


                                    Annual Fee                    Annual Fee
                                    prior to con-                 after con-
                                    version to a                  version to a
                                    Two-Tiered                    Two-Tiered
                                    Mutual Fund                   Mutual Fund
NAME OF FUND                        Structure                     Structure
------------                        ------------------           ---------------
The 59 Wall Street
Pacific Basin
Equity Fund                         0.15%                              0.125%

The 59 Wall Street
European Equity
Fund                                0.15%                              0.125%

The 59 Wall Street
U.S. Equity Fund                    0.15%                              0.125%

The 59 Wall Street
Inflation-Indexed
Securities Fund                     0.10%                              0.075%

The 59 Wall Street
International Equity
Fund1                               0.15%                              0.125%

The 59 Wall Street
Tax-Efficient
Equity Fund2                        0.15%                              0.125%

The 59 Wall Street
Opportunities Fund3                 0.15%                              0.125%

The 59 Wall Street
High Yield Fixed Income Fund4       N/A                                0.075%

The 59 Wall Street
Broad Market Fixed IncomeFund4      N/A                                0.075%






1Added August 23, 1994. 2Added August 11, 1998.
3Added August 10, 1999. Not currently operational.
4Added May 9, 2000.